Exhibit 4.12

RESTATED ARTICLES OF INCORPORATION
OF
CORE-MARK INTERRELATED COMPANIES, INC.

ONE:              The name of this corporation is Core-Mark Interrelated Companies, Inc.

TWO:             The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:        This corporation is authorized to issue 1,000,000 shares of capital stock all of one class, to be designated “Common Stock,” and the par value of each of said shares shall be One Dollar ($1.00).

FOUR:           This corporation hereby elects to be governed by all of the provisions of the General Corporation Law effective January l, 1977, not otherwise applicable to it under Chapter 23 thereof.

FIVE:             The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIX:                This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.